Exhibit 10.32

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FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (“Amendment”) is dated for reference purposes March 2006 by and between Boyd Enterprises Utah, L.L.C. as Lessor, and Datamark, Inc. as successor in interest to Datamark Systems, Inc., a division of focus alert, as Lessee.

WHEREAS, Lessor and Lessee are the parties to a lease agreement dated April 9, 1998, First, Second, and Third Amendment (the “Lease”) whereby the Lessor leased to Lessee approximately 40,800 square feet of the property, The Monroe Building, 2305 South Presidents Drive, Unit A,B,C,D,E,F and 8,800 square feet The Tyler Building, 3781 West 2270 South, Unit A,B (the “Original Premises”). Except as expressly provided in this Amendment, all capitalized terms not otherwise defined herein shall have the meaning ascribed to those terms in the Lease.

WHEREAS, Lessee desires to exercise it option to lease the premises of approximately 17,600 square feet of space known as 3781 West 2270 South, Suite C,D,E,F, located in the Tyler Building, as depicted on Exhibit “A” to this Amendment (“Option Premises”),

WHEREAS, Lessee desires to remove a portion of the existing office improvements in the Tyler Building,

NOW THEREFORE, in consideration of the mutual covenants contained in this Amendment, the parties agree to modify, amend and supplement the Lease as follows:

1).                                   Lessee hereby exercises its option to lease approximately 17,600 square feet of additional office warehouse space also known as The Tyler Building, Unit C,D,E,F (“Option Premises”). The Base Rent for this additional space would be adjusted according to Exhibit D.

2).                                   As of April 1, 2006 (“Option Premises Commencement Date”), Lessor agrees to lease to Lessee, and Lessee agrees to Lease from Lessor the Option Premises. From and after the Option Premises Commencement Date, except as specifically provided in this Amendment, the term “Premises” as defined in the Lease shall include the Option Premises.

3).                                   Early Possession: Should Lessee enter the Option Premises with Lessor’s prior written consent prior to the Option Premises Commencement Date (“Early Possession Date”), the obligation to pay Rent shall be abated for the Early Possession Period for the Option Premises. All other terms of the Lease, however, including, but not limited to, Lessee’s obligation carry the insurance and provide the certificates of insurance required by Paragraph 3 of the Lease, shall be in effect during the Early Possession period. Such Early Possession shall not change the expiration date of the term.

4).                                   Lessee shall have the right to remove the existing improvements in The Tyler Building, Unit A,B,C,D,E F provided Lessee replaces such improvements at the end of the term subject to Lessor’s option. See Exhibit A, Existing and Exhibit B, Proposed. The value of improvements to be removed according to Exhibit B equal $96,385,00 (“Base Amount”). Should Lessee elect, to remove said improvements, Lessee then agrees upon termination or early termination of the Lease, to pay Lessor the Base Amount of $96,385.00 or replace the improvements according to Exhibit A at Lessor’s option in addition to any early termination fee. A demolition and improvement plan must be approved by Lessor prior to any removal of improvements.

5).                                   Except as amended by the terms of this Amendment, all other terms and conditions of the Lease shall remain in full force and effect, including hut not limited to any approvals or consents which Lessor has previously given Lessee for the Original Premises.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Amendment as of the date first written above.

Lessee: Datamark, Inc.		Lessor: Boyd Enterprises Utah, L.L.C.

By:	/s/ Thomas Dearden	By:	/s/ [ILLEGIBLE]

Title:	President / CEO	Title:	Managing Member
3/28/06